                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement on Form S-8, with respect to the registration of shares issued pursuant to the Hollywood Park, Inc. Executive Deferred Compensation Plan, of our report dated February 23, 1999 on the consolidated balance sheets of Hollywood Park, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998, which report appears in the Annual Report on Form 10-K of Hollywood Park, Inc. for the fiscal year ended December 31, 1998.





                                         /s/ ARTHUR ANDERSEN LLP

     Los Angeles, California
     February 9, 2000